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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                    CHAPARRAL STEEL COMPANY AND SUBSIDIARIES


                                                                                 Three months ended
                                                                                     August 31,
                                                                              1994                1993
                                                                              ----                ----
                                                                          (In thousands except per share)

AVERAGE SHARES OUTSTANDING
    Primary:
      Average shares outstanding                                             29,680             29,679
      Stock options - treasury stock method
         using average market prices                                             32        A)        -
                                                                           --------          ---------
               TOTALS                                                        29,712             29,679
                                                                           ========          =========

    Fully diluted:
      Average shares outstanding                                             29,680             29,679
      Stock options - treasury stock method
         using end of quarter market
         price if higher than average                                            32        A)        -
                                                                           --------          ---------
               TOTALS                                                        29,712             29,679
                                                                           ========          =========


INCOME (LOSS) APPLICABLE TO COMMON STOCK
    Primary and fully diluted:
    Net income (loss)                                                      $  1,753          $    (874)
    Add:
      Pre-September 1990 contingent
      price amortization                                                         58                 58
                                                                           --------          ---------
                                                                           $  1,811          $    (816)
                                                                           ========          =========

PER SHARE
    Net income (loss) per common share:

      Primary                                                              $    .06          $    (.03)
                                                                           ========          =========
      Fully diluted                                                        $    .06          $    (.03)
                                                                           ========          =========



         A) - Shares have been excluded as they are antidilutive.





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